Filed pursuant to Rule 433

Registration Nos. 333-205844 and 333-205844-06

**PRICING DETAILS** $700.77MM Hyundai Auto Receivables Trust (HART) 2018-B

JT-LEADS : Barclays (str), BofAML, Lloyds, MUFG, Soc Gen

CO-MANAGERS: Mizuho, RBC, TD

CL	$AMT(MM)	WAL	S&P/MDY	BENCH LEVEL	YIELD	CPN	PRICE
A-1	168.00	0.26	A-1+/P-1	IntL + 5	2.79518%	2.79518%	100.00000
A-2	219.00	0.97	AAA/Aaa	EDSF + 15	3.068%	3.04%	99.99181
A-3	219.00	2.06	AAA/Aaa	IntS + 26	3.222%	3.20%	99.99880
A-4	60.27	3.12	AAA/Aaa	IntS + 37	3.319%	3.29%	99.98139
B*	12.94	3.55	AA+/Aa2	IntS	N/A
C*	21.56	3.75	A+/A3	IntS	N/A

TICKER:	HART 2018-B	REGISTRATION:	SEC-REG
EXPECTED PRICING:	PRICED	EXPECTED RATINGS:	S&P, Moody's
EXPECTED SETTLE	12/12/2018	PRICING SPEED:	1.30% ABS, 5% call
FIRST PAY:	01/15/2019	ERISA ELIGIBLE:	YES
BILL & DELIVER:	Barclays	MIN DENOMS:	$1k x $1k

AVAILABLE INFORMATION:

* Attached Materials: Prelim Prospectus, FWP, CDI

* Roadshow : www.dealroadshow.com Passcode : HCAPRIME18B

* Intexnet : bcghart_2018-b_pre-price Passcode : 7KUA

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THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (the “SEC”) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.